RESTATED

ARTICLES OF INCORPORATION OF

MARWICH II, LTD

The following sets forth the restated articles of incorporation for Marwich II, Ltd., (the “Corporation”) adopted by resolution of the board of directors pursuant to §7-110-107(1) without shareholder action. Shareholder action was not required inasmuch as no amendments to the articles of incorporation of the Corporation are included herein.

The Articles of Incorporation of the Corporation are hereby restated to read in their entirety as follows:

ARTICLE I

The name of this Corporation is Marwich II, Ltd.

ARTICLE II

The period of duration of the Corporation shall be perpetual.

ARTICLE III

The purposes for which the Corporation is organized are as follows:

(a) To purchase, own, operate, manage, rent or lease, repair and refinance real property and to operate a brokerage operation in regard to real property.

(b) To purchase or otherwise acquire, and to own, hold, manage, manufacture, develop and sell, lease, encumber or otherwise dispose of and deal in personal property of every kind and description, tangible or intangible, and obligations and securities of corporation or other entities whether in connection with or incident or related to the foregoing purposes or otherwise,

(c)  To purchase or otherwise acquire, and to own, hold, manage, develop and sell, lease, encumber other otherwise dispose of and deal in real property, whether improved or unimproved, and any interest therein, of every kind and description, whether in connection with or incident or related to the foregoing purposes or otherwise,

(d)  To invest, on behalf of itself or others, in any form, any part of its capital and such additional funds as it may obtain, in any association, organization, venture, or entity of any kind or character and otherwise acquire such interest therein as the Board of Directors may from time to time deem convenient or proper and actively engage in, promote, manage, and otherwise protect and develop any investments or interests so acquired, whether in connection with or incident or related to the foregoing purposes or otherwise,

(e) To provide services and to act as agent, factor or employee for any entity or individual, whether in connection with or incident to the foregoing purposes or otherwise,

(f)  To engage in and conduct any business, make any investment, and do any act not forbidden by the Colorado Corporation Code, by any other law, or by these Articles of Incorporation,

(g) To do everything necessary, proper, advisable, or convenient for the accomplishment for the purposes hereinabove set forth, and to do all other things incidental thereto or connected therewith which are not forbidden by the Colorado Corporation Code, by any other law, or by these Articles of Incorporation, and

(h) To carry out the purposes hereinabove set forth in any political subdivision or dependency of the United States of America or any foreign country, to the extent that such purposes are not forbidden by the laws of such political subdivision of the United States of America or by such foreign country.

ARTICLE IV

In furtherance of the purposes set forth in Article III, the Corporation shall have and may exercise all of the rights, powers, and privileges now or hereafter conferred upon corporations organized under and pursuant to the laws of the State of Colorado, including, but not limited to, the power to enter into general and limited partnerships, syndicates, associations and other arrangements for carrying on one or more of the purposes set forth in Article III. In addition, the Corporation may do everything necessary, suitable or proper for the accomplishment of its corporate purposes.

ARTICLE V

(a)  Authorized Common Shares. The aggregate number of shares of Common Stock which the Corporation shall have authority to issue is One Hundred Million (100,000,000) shares, which shall have no par value.

(b) Authorized Preferred Shares. The aggregate number of shares of Preferred Stock which the Corporation shall have authority to issue is One Million (1,000,000) shares, which shall have $.01 par value, and the rights and preferences of such shares shall be fixed and determined by resolution of the Board of Directors.

(c) Transfer Restrictions. The Corporation shall have the right to impose restrictions upon the transfer of any of its authorized shares or any interest therein. The Board of Directors is hereby authorized on behalf of the Corporation to exercise the Corporation’s right so to impose such restrictions, whether by provision in the By-Laws or otherwise.

(d) Cumulative Voting. Cumulative voting of shares shall not be allowed in the election of directors.

(e) Denial of Pre-emptive Rights. No shareholder of the Corporation shall be entitled as of right to acquire additional unissued or treasury shares of the Corporation or securities convertible into shares or carrying stock purchase warrants or privileges.

ARTICLE VI

(a) Initial Board of Directors. The initial Board of Directors of the Corporation shall consist of two (2) members, who need not be shareholders of the Corporation or residents of the State of Colorado. Should the number of stockholders increase to three or more, the number of directors on the Board of Directors shall be increased to a minimum of three (3).

(b) Classes of Directors. The Bylaws of this Corporation may provide for a division of directors into classes as provided by law.

ARTICLE VII

Conflicts of Interest. No contract or other transaction between the Corporation and one or more of its directors or officers, or any other corporation, firm, association or entity in which one or more of its directors are directors or officers or are financially interested shall be either void or voidable solely because of such relationship or interest or solely because such directors are present at a meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction or solely because their votes are counted for such purpose. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction.

ARTICLE VIII

Indemnification. Each director and each officer of the Corporation shall be indemnified by the Corporation as follows:

(a) The Corporation shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprises, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in the best interest of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) The Corporation shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the Corporation, to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

(c) To the extent that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections (a) and (b) of this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(d) Any indemnification under Sections (a) or (b) of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the officer and director is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections (a) or (b) of this Article. Such determination shall be made:

(i) By the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; or

(ii) If such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs by independent legal counsel in a written opinion; or

(iii) By the affirmative vote of the holders of a majority of the shares of stock entitled to vote and represented at a meeting called for such purpose.

(e) Expenses (including attorneys’ fees) incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized in Section (d) of this Article, upon receipt of an undertaking by or on behalf of the director of officer to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Article.

(f) The Board of Directors may exercise the Corporation’s power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under this Article.

The indemnification provided by this Article shall not be deemed exclusive, and indemnification may be provided to any director, officer, employee or agent seeking and entitled to indemnification under these Articles of Incorporation, the By-Laws, agreements, vote of the shareholders or disinterested directors or otherwise, and any procedure provided for by any of the foregoing, both as to action in the person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

ARTICLE IX

(Intentionally Omitted)

ARTICLE X

(Intentionally Omitted)

ARTICLE XI

Distributions in Partial Liquidation Out of Stated Capital. In addition to the other powers now or hereafter conferred upon the Board of Directors by Restated Articles of Incorporation, the Colorado Corporation Code or otherwise, and subject to the limitations contained in the Colorado Corporation Code, the Board of Directors may from time to time distribute to the shareholders in partial liquidation, out of stated capital, a portion of the Corporation’s assets in cash or property.

ARTICLE XII

Required Shareholders’ Vote. Meetings of shareholders may be held at such time and place as the By-Laws shall provide. One-third of the shares entitled to vote represented in person or by proxy shall constitute a quorum at any meeting of the shareholders.

When, with respect to any action to be taken by shareholders of the Corporation in which the Colorado Corporation Code requires the vote or concurrence of the holders of two-thirds of the outstanding shares of the shares entitled to vote thereon, such action may be taken by the vote or concurrence of the holders of a majority of the shares entitled to vote thereon.